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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-30398 of Exar Corporation on Form S-3 of our report dated April 20, 1999 (February 15, 2000 as to the fourth paragraph of Note 1), included in the Annual Report on Form 10-K of Exar Corporation for the year ended March 31, 1999, and to the use of our report dated April 20, 1999, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE, LLP
San Jose, California
February 18, 2000